As filed with the Securities and Exchange Commission on January 21, 2022.

Registration No. 333-124647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEEKAY LNG PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0454169
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)
4th Floor, Belvedere Building, 69 Pitts Bay Road Hamilton, HM 08, Bermuda (441) 298-2530 (Address of principal executive offices, including zip code)

Teekay LNG Partners L.P. 2005 Long Term Incentive Plan

(Full title of the plan)

Watson Farley & Williams LLP

Attention: Steven Hollander

250 West 55th Street

New York, New York 10019

(Name and address of agent for service)

(212) 922-2200

(Telephone number, including area code, of agent for service)

Copies to:

David S. Matheson

Joseph F. Bailey

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2008

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-8 (No. 333-124647) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 5, 2005, which registered 1,000,000 common units of the Partnership (the “Common Units”) issuable pursuant to the terms of the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan, is being filed by Teekay LNG Partners L.P. (the “Registrant” or the “Partnership”) to (i) terminate all offerings under the Registration Statement and (ii) withdraw and deregister any and all of the Common Units registered for issuance on the Registration Statement but remaining unsold thereunder as of the date hereof.

On January 13, 2022, pursuant to the Agreement and Plan of Merger, dated as of October 4, 2021, by and among the Partnership, Stonepeak Limestone Holdings LP (f/k/a Stonepeak Infrastructure Fund IV Cayman (AIV III) LP), a Cayman Islands exempted limited partnership (“Parent”), Limestone Merger Sub, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner of the Partnership, Merger Sub merged with and into the Partnership, with the Partnership surviving the merger as a direct, wholly-owned subsidiary of Parent. In addition, on January 13, 2022, the New York Stock Exchange filed Form 25 with the Commission to delist and deregister the Common Units under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on January 21, 2022.

TEEKAY LNG PARTNERS L.P.

By:	Teekay GP L.L.C., its General Partner

By:	/s/ N. Angelique Burgess
N. Angelique Burgess
Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.